UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

77 W. Wacker Drive, Chicago, IL	60601
(Address of principal executive offices)	(Zip Code)

(312) 997-8000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

UAL Corporation (the “Company”) follows a deferred revenue accounting policy to record the fair value of its Mileage Plus frequent flyer obligation. The Company defers the portion of the sales proceeds of ticketed revenue on United and our alliance partners, as well as revenue associated with mileage sales to third parties, that represents the estimated air transportation fair value of the miles awarded. This deferred revenue is then recognized when the miles are redeemed.

Some of these miles will never be redeemed by Mileage Plus members, and the Company recognizes an estimate of revenue from the expected expired miles, which is referred to as breakage, over an estimated redemption period. The Company reviews its breakage estimates annually based upon the latest available information regarding mileage redemption and expiration patterns.

During the first quarter of 2010 the Company obtained additional historical data, previously unavailable, which has enabled the Company to refine its breakage estimates. This new data indicates that a larger number of miles than previously estimated are expected to expire. As a result, the Company has changed its estimate of Mileage Plus breakage on a prospective basis, effective beginning in the first quarter of 2010. In addition to this change in estimate, the Company is making an improvement to the accounting model for Mileage Plus breakage that is inseparable from the change in estimate.

These changes will result in the recognition of approximately $64 million of incremental passenger revenue in the first quarter of 2010, reducing the net amount of revenue that we otherwise would have deferred to future periods. The Company expects a similar incremental impact in the remaining quarters of the year.

The $64 million of incremental revenue was recorded subsequent to the release of our year over year monthly Consolidated PRASM estimates included in our traffic releases issued throughout the quarter. While the entire first quarter adjustment was recorded in March, the incremental revenue would have increased our PRASM estimates by 2.0 points for January, 1.5 points for February and 2.0 points for March.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/S/ KATHRYN A. MIKELLS
Name:	Kathryn A. Mikells
Title:	Executive Vice President and
Chief Financial Officer

Date: April 23, 2010

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